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                                                                    EXHIBIT 10.5



                         TRADEMARK LICENSE AGREEMENT


     THIS LICENSE AGREEMENT, effective as of the _______ day of _____, 1997, is entered into by and between: Getty Realty Corp. (hereinafter called "REALTY"), a corporation organized and existing under the laws of the State of Delaware, located at 125 Jericho Turnpike, Jericho, New York 11753 and Getty Petroleum Marketing Inc. (hereinafter called "MARKETING"), a corporation organized and existing under the laws of the State of Maryland, located at 125 Jericho Turnpike, Jericho, New York 11753.
     WHEREAS, REALTY is the owner of certain trademarks, service marks and trade names that have been utilized in, among other businesses, the motor fuel marketing business; WHEREAS, REALTY has subleased various motor fuel outlet properties to MARKETING under certain net lease agreements (hereinafter collectively called, the "Master Lease");
     WHEREAS, REALTY seeks to license certain trademarks, service marks and trade names to MARKETING for use in its marketing business;
     WHEREAS, MARKETING wishes to license those trademarks, service marks and trade names from REALTY for use in its marketing business on those terms;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties agree as follows:
     1. DEFINITIONS
     A. "Licensed Marks" shall mean the trademarks, service marks or trade names listed on Schedule A attached hereto.

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     B. "Licensed Territory" shall mean the following states of the United
States: Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Delaware, Maryland and Virginia, plus any additional states added to the Licensed Territory pursuant to the Grant of Option(s) to MARKETING described in Paragraph 15, below.

     C. "Marketing Business" shall mean: (i) the purchase, storage, distribution, marketing, and sale of gasoline, diesel fuel and other related products at wholesale and through terminals and a retail service station network; (ii) the operation of convenience stores; and (iii) the purchase, storage, transportation and sale of home heating oil to residential and commercial customers in mid-Hudson Valley, New York. By way of example, "Marketing Business" does not include the home heating oil business previously carried on by the Aero Oil Company or the real estate business previously carried on by Getty Petroleum Corp., both of which are currently being carried on by REALTY.

     2. GRANT OF LICENSE A. Subject to the terms and conditions set out herein, REALTY grants to MARKETING an exclusive, payment-free, license to use the Licensed Marks in the Licensed Territory in connection with its Marketing Business. MARKETING may incorporate its business under the name "Getty Petroleum Marketing Inc." MARKETING accepts the license subject to the terms and conditions of this License Agreement.

     B. Subject to the consent of REALTY, which consent shall not be unreasonably withheld, MARKETING may sublicense the Licensed Marks to retailers or wholesalers of petroleum and other related products and operators of convenience stores, including but not limited to service station retailers, jobbers and distributors, but only subject




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to the terms and conditions of this License Agreement all of which shall be equally binding on the sublicensees. In determining the reasonableness of a refusal to consent to a sublicense, the parties shall be guided by the following considerations: (i) the parties shall not knowingly take any action which would materially tarnish the image or cause a material adverse impact on the value of the Licensed Marks; and (ii) the parties shall not permit the indiscriminate proliferation of sublicensees which would cause the Licensed Marks to lose significance as a source of origin. In connection with any sublicense granted hereunder, the sublicensee shall be required to agree in writing to be bound by and comply with all the terms and conditions of this License Agreement. REALTY hereby consents to the sublicenses of the Licensed Marks set out in Schedule B hereto and authorizes MARKETING to make amendments and revisions in those sublicenses that are not of a material nature.

     3. OWNERSHIP OF MARKS
     MARKETING acknowledges REALTY's ownership of the Licensed Marks. MARKETING agrees that it will do nothing inconsistent with such ownership and that all use of the Licensed Marks by MARKETING shall inure to the benefit of, and be on behalf of, REALTY. MARKETING agrees that nothing in this License Agreement shall give MARKETING any right, title or interest in the Licensed Marks other than the right to use the Licensed Marks in accordance with this License Agreement. MARKETING agrees that it will not attack the title of REALTY to the Licensed Marks or attack the validity of this License Agreement.

     4. QUALITY STANDARDS
     MARKETING agrees that the nature and quality of all services rendered by MARKETING in connection with the Licensed Marks; all goods sold by MARKETING




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under the Licensed Marks; and all related advertising, promotional and other related uses of the Licensed Marks by MARKETING shall conform to reasonable standards set by and be under the control of REALTY. MARKETING agrees that the quality of all such services, goods, and advertising and promotional materials associated with the Licensed Marks shall be of the same high-level quality as previously associated with the Licensed Marks. MARKETING further agrees that the quality of all such services, goods, and advertising, promotional and other related uses of the Licensed Marks shall conform with the standards, specifications, and instructions as established by REALTY or such subsequent standards, specifications, or instructions reasonably comparable thereto promulgated by MARKETING subject to the approval of REALTY, such approval not to be unreasonably withheld. Without limiting the foregoing, MARKETING agrees to comply with the standards, specifications, and instructions set out in Schedule C hereto, as may be modified from time to time in accordance with this paragraph. If MARKETING intends to use the Licensed Marks on a new product within the ambit of a particular registration it shall request approval for such new product from REALTY at least thirty (30) days prior to initiating such new product use, and such approval shall not be unreasonably withheld by REALTY. REALTY shall provide MARKETING with notice of approval or non-approval, as the case may be, within thirty (30) days of the receipt of the notice with respect to MARKETING's intended new product.

     5. QUALITY MAINTENANCE
     MARKETING agrees to cooperate with REALTY in facilitating REALTY's control of the nature and quality of goods, services and related uses associated with the





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Licensed Marks, to permit reasonable inspection of MARKETING's operations, and to supply REALTY with specimens of all uses of the Licensed Marks upon request. MARKETING shall comply with all applicable laws and regulations and will obtain all appropriate government approvals pertaining to the sale, distribution and advertising of goods and services covered by this License Agreement. REALTY shall have the right to enter and inspect service stations of MARKETING that use the Licensed Marks. REALTY shall have the right to receive from MARKETING, upon request and without charge, a reasonable number of samples of products sold by MARKETING as well as labels, promotional materials, advertising materials, sales materials and related materials using any of the Licensed Marks.

     6. FORM OF USE
     MARKETING agrees to use the Licensed Marks only in the form, manner and trade dress and with appropriate legends as prescribed from time to time by REALTY, and not to use any other trademark, trade name, trade dress, or service mark in combination with any of the Licensed Marks without prior written approval of REALTY. REALTY hereby approves of the use of the Licensed Marks used in combination with other trademarks, trade names, trade dress, or service marks set out in Schedule D hereto. MARKETING shall submit to REALTY for prior approval, all new or revised labels which are a material departure from those presently used at least sixty (60) days prior to initiating use of a revised or new label. REALTY's approval shall not be unreasonably withheld. REALTY shall provide MARKETING with notice of approval or non-approval, as the case may be, within



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thirty (30) days of the receipt of the notice with respect to MARKETING's intended new or revised label.

     7. TRADEMARK NOTICES
     MARKETING will utilize on its products bearing the Licensed Marks, packaging and advertising, whatever lawful notice is reasonably requested in writing by REALTY in order to protect the Licensed Marks and properly designate REALTY's legal ownership thereof. Without limiting the foregoing, MARKETING agrees to utilize, where commercially practicable, a notice sufficient to indicate that the utilized Licensed Mark is a registered trademark of Getty Realty Corp. If REALTY does not request a particular trademark notice, MARKETING shall utilize such notice as in the opinion of its counsel is appropriate in order to protect the Licensed Marks and properly designate REALTY's legal ownership thereof and the fact of registration thereof.
However, MARKETING shall advise REALTY of such intended notice, and make any changes thereto reasonably requested by REALTY.

     8. APPROVALS/PROTECTION OF THE LICENSED MARKS
     In discharging their respective rights and obligations with respect to Paragraphs 4, 5, 6, or 7 above, the parties shall be guided by the following consideration: The parties shall not knowingly take any action which would materially tarnish the image or cause a material adverse impact on the value of the Licensed Marks including, without limitation, the indiscriminate proliferation of uses of the Licensed Marks which would cause any of the Licensed Marks to lose significance as a source of origin. If there is any dispute as to either party's obligations with respect to Paragraphs 4, 5, 6, or 7 above, or the application thereof, the parties shall promptly consult to resolve the matter. If the parties




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cannot resolve the matter, the dispute shall be submitted to arbitration in accordance with paragraph 16 below and the arbitrator in that case shall be guided by the same considerations described above in this Paragraph 8.

     9. CONFLICTING TRADEMARKS
     MARKETING will not at any time adopt or use, without REALTY's prior written consent, any word, mark, or designation which is similar or likely to be confused with any of the Licensed Marks.

    10. FUTURE DOCUMENTS, RECORDING
        AND TRADEMARK MAINTENANCE
        A. The parties agree to cooperate in the execution and delivery, from time to time, throughout the term of this License Agreement, of any documents that may be reasonably required or desirable to effectuate and carry out the purpose and intent of this License Agreement. Such documents shall include instruments required to file, renew, protect, perfect and/or maintain the Licensed Marks and REALTY's ownership therein, or to provide for the granting of any license hereunder. Without limiting the generality of the foregoing, REALTY shall enter MARKETING or its local designee or cause MARKETING or its local designee to be entered as a registered user of the Licensed Marks wherever necessary or desirable, and MARKETING and/or its local designee shall, upon written request, execute such registered user agreements.
     B. Except as provided in Paragraph 11 B below with respect to infringement of the Licensed Marks by third parties, REALTY shall take such action as is reasonably required or desirable to obtain and maintain appropriate protection of the Licensed Marks applicable to MARKETING's business. Except as provided in Paragraph 11 B below with respect to infringement of the Licensed Marks by third parties, REALTY shall bear the




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full cost of all trademark filings, renewals, registered user entries and actions to protect, perfect or maintain the Licensed Marks applicable to the Marketing Business, including the attorney's and local agent's fees, taxes, government filing and other fees.

     11. INFRINGEMENT AND OTHER ACTIONS
         A. The parties shall promptly notify each other of any claim that is asserted, and of any action or proceeding that is threatened or commenced, in which a third party (i) challenges MARKETING's right to use any of the Licensed Marks, or (ii) alleges that any Licensed Mark infringes the trademark or trade name rights of such third party, or (iii) in which the revocation, cancellation or declaration of invalidity of any of the Licensed Marks is sought. REALTY and MARKETING shall consult with respect to each such claim, action, or proceeding, the assertion of counterclaims thereto and the settlement thereof and shall jointly defend, in the name of REALTY and/or in the name of MARKETING, each such action or proceeding that is commenced. If an action or proceeding brought by a third party concerns the registrations and/or products of both REALTY and MARKETING, both REALTY and MARKETING shall be responsible for their pro rata share of legal expenses incurred in defending such action or proceeding, said pro rata share to be determined by the proportion of products and/or registrations at issue in the third party action or proceeding. If there is a disagreement as to the appropriate pro rata share of legal expenses to be borne by each party, the matter shall be submitted to arbitration in accordance with paragraph 16 below. If the claim or action concerns only products and/or registrations of MARKETING, MARKETING shall bear all legal expenses incurred in defending such actions and proceedings and bear all damages and costs, if any, recovered by the third party.





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     B. REALTY and MARKETING will each undertake commercially reasonable efforts to learn of any unauthorized uses of the Licensed Marks. Promptly upon receiving notice or knowledge thereof, the parties shall notify each other of any infringement or other violation by a third party of any of the Licensed Marks. REALTY and MARKETING shall consult with respect to any such infringement, and any action or proceeding, including opposition and cancellation actions, that may be brought against such infringement. REALTY shall exercise its discretion with respect to taking appropriate action including the bringing of actions at REALTY's expense in the name of REALTY and/or MARKETING, but shall not be obligated to take any action or institute any proceedings. If such action or proceeding is commenced by REALTY, it shall promptly notify MARKETING and MARKETING shall cooperate, including the defense of counterclaims, and REALTY shall bear the expenses of MARKETING except for fees charged by any attorneys retained solely by MARKETING in connection with such cooperation. MARKETING shall be given an opportunity to participate with counsel of its choice bearing its own legal and other costs.

     In the event that REALTY determines not to commence such action or proceeding at its expense, it shall promptly notify MARKETING. MARKETING may then, at its expense, initiate such action or proceedings in its capacity as a licensee of such Licensed Marks, provided however, that MARKETING must obtain the prior written approval of REALTY regarding commencement of such action, such consent not to be unreasonably withheld. The foregoing notwithstanding, in the event of any unauthorized use of the Licensed Marks by one of MARKETING'S sublicensees, MARKETING shall undertake efforts to cause the unauthorized use to stop. In the event those efforts are




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unsuccessful, MARKETING shall, at its expense, initiate such action or proceedings in its capacity as a licensee of such Licensed Marks with respect to such unauthorized use. REALTY shall cooperate with MARKETING in any such proceeding or action, including the defense of any counterclaims, and MARKETING shall bear the expenses of REALTY, except for fees charged by any attorneys retained solely by REALTY in connection with such cooperation. REALTY may, if not a party, join in, with counsel of its own choice, bearing its own legal and other costs. The party bringing any action or proceeding under this sub-paragraph (B) shall keep the other party informed of the proceedings and give the other party an opportunity to participate in any settlements, but the final decision whether to settle the action or proceeding shall be made by the party bringing the action or proceeding, subject to the approval of REALTY (if not a party), such approval not to be unreasonably withheld. If within ten (10) business days or such shorter time period as shall be reasonably practicable under the circumstances REALTY does not approve a proposed settlement recommended by MARKETING in good faith, REALTY shall be deemed to have taken over responsibility for the action or proceeding, including subsequent legal fees, awards against REALTY or MARKETING and expenses relating thereto. No settlement by either party shall bind the other to make any payment or suffer any loss of existing or future rights without such other party's consent, which shall not be unreasonably withheld. Any recovery in such action or proceeding shall be applied first to reimburse the party or parties for its or their legal expenses in maintaining such action or proceeding. The excess shall belong to the party maintaining the action or proceeding at the time such recovery is awarded. If the action is brought jointly and the recovery is not sufficient to reimburse REALTY and MARKETING





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for their legal expenses in such action, the unreimbursed portion of such legal expenses shall be borne equally by each party.

     12. TERM
         This License Agreement shall continue in force and effect until February 1, 2052 unless sooner terminated as provided for herein. Except as provided in Paragraph 15 hereof, the license shall remain exclusive and payment-free for so long as the Master Lease entered into between the parties hereto of even date is in effect. In the event that the Master Lease terminates prior to February 1, 2052, then this license shall, commencing on the date that the Master Lease terminates, become: a) non-exclusive in all areas, including the Licensed Territory; and b) a payment-bearing license pursuant to which MARKETING shall pay to REALTY a rental fee for the use and maintenance of Getty signage and related items based on the gross revenues generated and/or gallonage sold under the Licensed Marks at a rate that is reasonable and customary in the trade to be agreed in writing between the parties. In the event that the parties are unable to agree to the rental fee, the dispute shall be submitted to arbitration in accordance with Paragraph 16 below.

     13.  TERMINATION AND BREACH
          This License Agreement shall be terminated: a) in the event of any affirmative act of insolvency by MARKETING; or b) upon the appointment of any receiver or trustee to take possession of the properties of MARKETING. REALTY shall have the right to terminate this License Agreement either a) upon a material default by MARKETING under the Master Lease which is not cured within the cure periods specified therein; or b) upon a material default by MARKETING with respect to its obligations under the Reorganization and Distribution Agreement between the parties of even date which is not




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Rcured within the cure periods specified therein.  In the event of any other breach or threatened breach of this License Agreement, notice shall be given and the parties shall promptly consult in good faith to cure such breach, with the party at fault being given an adequate period of time to remedy the matter. If such breach is not cured within sixty (60) days of the notice, the matter may be submitted to arbitration in accordance with paragraph 16 below, which may include a determination whether a material breach has occurred and/or been cured. In the event the arbitrator determines that a material breach has occurred, the arbitrator shall not be authorized to terminate this License Agreement (except in the case of a material breach by MARKETING which creates a substantial likelihood of loss of rights in the Licensed Marks) but shall be authorized to issue any other order or award any other relief deemed appropriate, including, without limitation, injunctive relief.
     In the event of a material breach by MARKETING which creates a substantial likelihood of loss of rights in the Licensed Marks, the arbitrator shall be authorized to issue any order awarding any relief deemed appropriate, including, without limitation, injunctive relief, and further providing that in the event MARKETING fails to comply with the relief ordered within a specified period of time, the license shall be terminated.

     14. EFFECT OF TERMINATION
         Upon termination of this License Agreement, MARKETING agrees: a) to immediately discontinue all use of the Licensed Marks and any term confusingly similar thereto, and to delete the same from its corporate or business name; b) to cooperate with REALTY or its appointed agent to apply to the appropriate authorities to cancel any recording of this License Agreement from all government records; c) to destroy all printed materials and signs bearing any of the Licensed Marks; d) that all rights in the Licensed




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Marks and the good will connected therewith shall remain the property of
REALTY; and (e) to cause all sub-licenses to terminate and all sublicensees to immediately discontinue all use of the Licensed Marks and any term confusingly similar thereto, and to delete the same from their respective business names, if applicable.

     15.  GRANT OF OPTION(S)
          In addition to the rights and obligations described above, and subject to the terms and conditions set out herein, REALTY hereby grants to MARKETING an option(s) that may be exercised at any time and from time-to-time during the term hereof to expand the above-defined Licensed Territory to include any other state of the United States in which MARKETING conducts its Marketing Business. In the event that MARKETING exercises its option(s) to expand the Licensed Territory to any additional states, all of the terms and conditions of this License Agreement shall apply to such additional states, except as follows: a) the licenses for the additional states shall be for durations to be mutually agreed upon between the parties hereto but in no event shorter than the term of the license granted within the Licensed Territories;
b) the license will be non-exclusive within those additional states; and c) MARKETING will pay to REALTY a rental fee for the use and maintenance of Getty signage and related items sales within those states based on the gross revenues generated and/or gallonage sold under the Licensed Marks. These additional terms will be agreed to in writing between the parties. In the event the parties are unable to agree to these terms, then any dispute shall be submitted to arbitration in accordance with Paragraph 16 below.

     16.  ARBITRATION
          Any controversy or claim arising out of, or relating to this License Agreement or its interpretation, performance or nonperformance or any breach thereof, which the parties




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are unable to resolve between themselves, shall first be submitted to a single arbitrator who shall be knowledgeable in marketing and trademark matters. The arbitrator shall be mutually appointed by the parties, and shall not be bound by rules of the American Arbitration Association, but shall adopt such procedures as shall appear appropriate to expedite decision making, in order that disputes may be resolved within commercially reasonable time periods. If the parties cannot agree on the selection of the arbitrator, the arbitrator shall be selected by The American Arbitration Association. Each party shall bear its own costs in any such proceeding. The decision of the arbitrator shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

     17. GENERAL PROVISIONS
     A. Assignability: This license may be assigned by either party to the successor in interest or assignee of substantially all of its business or assets, or the surviving party of any merger or consolidation to which it is a party provided that the assignee of any assignment assumes all the assignor's obligations hereunder. Apart from any assignment permissible under the preceding sentences of this paragraph 17.1, MARKETING may not otherwise assign the license granted herein or the obligations undertaken herein without the prior written consent of REALTY, which consent shall not be unreasonably withheld.
     B. Notices: Any notice, approval, consent or other communication required or permitted hereunder shall be in writing and shall be given by personal delivery or telecopy, with acknowledgement of receipt, or by prepaid registered mail, return receipt requested, addressed to the party at its address first above written, to the attention of its General Counsel, or to any other address that either party may subsequently designate, by notice in accordance with this paragraph. Notices and other communications hereunder shall be


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deemed effective one (1) day after dispatch if personally delivered or telecopied, and three (3) days after dispatch, if posted, subject to proof of delivery.
     C. Waiver: The waiver by any party of a breach or default of any provision of this License Agreement by the other party shall not constitute a waiver by such party of any succeeding breach of the same or other provision; nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder, operate as a waiver of any such right, power or privilege by such party.
     D. Governing Law: This License Agreement shall be governed by, subject to and construed under the laws of the State of New York.
     E. Unenforceability: In the event that any term, clause or provision of this License Agreement shall be construed to be or adjudged invalid, void or unenforceable, such term, clause or provision shall be construed as severed from this License Agreement, and the remaining terms, clauses and provisions shall remain in effect.
     F. Association: The parties, by this License Agreement, do not intend to create a partnership, principal/agent, master/servant, franchisor/franchisee, or joint venture relationship, and nothing in this License Agreement shall be construed as creating such a relationship between the parties. The parties agree that this License Agreement does not create any franchise relationship between them that is subject to the provisions of the Petroleum Marketing Practices Act or any similar state or local government law.
     G. Counterparts: This License Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the day and year first above written.

                                   GETTY REALTY CORP.

                                        By:_______________________
                                        Title:____________________
                                        Date:_____________________


                                   GETTY PETROLEUM MARKETING INC.


                                        By:_______________________
                                        Title:____________________
                                        Date:_____________________




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